KENNETH DAVID CAGER, SR.

ATTORNEY AT LAW

723 MAIN ST. SUITE 621
HOUSTON, TX 77002
(713) 447-0178 (832) 201-8652 fax

Wednesday, August 29, 2012

Our firm has been requested by Vyrian, Inc., a Nevada corporation (the "Company"), to issue a legal opinion with respect to whether the 30,000,000 shares of Common Stock to be registered pursuant to the registration statement on Form S-1 (the "Registration Statement"), which we were advised by the Company will be filed shortly by the Company with the Securities and Exchange Commission for the purpose of registering such 30,000,000 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company pursuant to the Securities Act of 1933, as amended (the "Act"), shall upon issuance, be duly and validly authorized, legally issued, fully paid and non-assessable.

We are not acting as counsel to the Company with respect to the Registration Statement.

In connection with rendering this opinion, we have examined copies of the following: (A) the Articles of Incorporation of the Company, as filed with the State of Nevada; (B) the Bylaws of the Company; and (C) minutes of the Board of Directors of the Company approving the issuance of the Shares and their inclusion in the Registration Statement, (collectively, the "Documents").

In our examination, we have assumed, without investigation, the following:

(1) the authenticity of the Documents;

(2) the genuineness of all signatures to the Documents;

(3) the legal capacity of all persons who executed the Documents;

(4) the due authorization and valid execution by all persons who executed the Documents;

(5) that such Documents are free from any form of fraud, misrepresentation, duress or criminal activity; and

(6) the copies which were submitted to us conform to the originals of the Documents.

Solely for purposes of this opinion, you should assume that our investigation was and will be limited exclusively to the Documents. We believe that a review of the Documents was what was necessary in order for us to render this opinion.

In rendering this opinion, we have assumed the legal competency of all persons who executed the Documents and the due authorization, valid execution, delivery and acceptance of all Documents by all parties who executed the Documents.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the Registration Statement or any portion thereof. We did not review the Registration Statement for purposes of this opinion.

Based upon the foregoing, it is our opinion that, subject to the limitations set forth herein, the Shares to be sold by the Company pursuant to the Registration Statement, will be duly and validly authorized, legally issued, fully paid and non-assessable when issued by the Company if the consideration for the Shares as required in the Registration Statement is received by the Company.

We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm, solely with respect to the issuance of this opinion, in the Prospectus which is a part of the Registration Statement

Very truly yours,

By: ____________________

Kenneth D. Cager – Attorney at Law
Tel: (713) 447-0178
Fax: (832) 201-8652